Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated October 31, 2024 to the Form 20-F of Linkers Industries Limited, relating to the audit of the consolidated statements of financial position of Linkers Industries Limited as of June 30, 2024 and 2023, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows in each of the three-years period ended June 30, 2024, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
October 31, 2024	Certified Public Accountants
PCAOB ID: 1171